Exhibit 10.15

www.chargepoint.com

ChargePoint, Inc.,

1692 Dell Avenue | Campbell, CA 95008 USA

+1.408.841.4500 or US toll-free +1.877.370.3802

December 21, 2012

Pasquale Romano

Re:	Amendment to Employment Letter

Dear Pat:

This letter will serve to amend your offer letter (the “Offer Letter”), dated January 28, 2011. The sole purpose of the amendment is to provide greater certainty that the provisions of your letter relating to severance pay fully comply with the requirements of Internal Revenue Code Section 409A. In furtherance of this goal, the following amendments are made to the Offer Letter:

1. Section 2 a) is hereby amended by adding the following sentence immediately after the end of the second sentence of Section 2 a): “The Release must be executed and returned to the Company on or before the date specified in the form (i.e., 21 days after your termination date) unless the Company provides additional time, with the deadline in no event later than 45 days after your termination of employment.”

2. A new subsection 2 a) iv) is hereby added to read as follows: “All cash payments pursuant to this Subsection 2 shall be paid on the first day following the effective date of the Release and expiration of any revocation period, and in any event within 60 days after your employment terminates. Notwithstanding the foregoing, if the 60-day period described in the preceding sentence spans two calendar years, payment shall in any event be made in the second calendar year.”

Except as specifically set forth herein, all of the terms of your Offer Letter remain in full force and effect.

Please contact Jon Kaplan if you have any questions or comments.

Very truly yours,

/s/ Antonio Canova
Antonio Canova

Approved and Accepted:

/s/ Pasquale Romano
Pasquale Romano

12/21/12
Date